AGREEMENT OF PURCHASE AND SALE OF BUSINESS ASSETS

This Agreement of Purchase and Sale (the “Agreement”) is made in two original copies, effective June 21st, 2010.

BETWEEN:    DAMAR Corporation LLC (the “Seller”), a company organized and existing under      the laws of the State of Colorado, with its head office located at:

 5435 Soapweed Circle, P.O. Box 1083, Parker, Colorado 80134

AND: Ameri Metro, Inc. (the “Purchaser”), a company organized and existing under the laws of the State of Delaware, with its head office located at:
70 Vista Drive, P.O. Box 124, Red Lion, Pennsylvania 17356

1.	SUBJECT-MATTER

1.1  The Purchaser agrees to buy and the Seller agrees to sell to the Purchaser as a going concern all the undertaking and assets owned by the Seller in connection with the automotive aftermarket business carried on as DAMAR Corporation LLC at 5435 Soapweed Circle, P.O. Box 1083, Parker, Colorado 80134 (the “business”) including, without limiting the generality of the foregoing:

 a) All saleable stock in trade (the “stock in trade”);

 b) All useable parts and supplies (the “parts and supplies”);

 c) U.S. Patent Application No. 12/690,723 (the “patent”);

 d) The goodwill of the business together with the exclusive right to the Purchaser to represent itself as carrying on business in succession to the Seller and to use the business style of the business and variations in the business to be carried on by the Purchaser (the “goodwill”).

e) The following sale vendor suppler contracts are expressly included in the purchase and sale:

Agreements with :

Lowe’s Incorporated.

Home Depot

Advance Auto

Auto Zone

Wal-Mart

Cost co

Tractor supply

2. PURCHASE PRICE

2.1   The purchase price payable for the undertaking and assets to be bought and sold is the sum of seven Hundred Thousand Dollars ($750,000US) in the following manor$500,000 cash at closing balance in seven thousand five hundred (7,500.) shares of common stock of Ameri Metro, Inc., which sum shall be delivered to Seller by Buyer within 90 days following the effective date of Ameri Metro, Inc. public trading.

2.2 In addition thereto, Buyer shall pay to Seller commissions equal to Two Dollars and Fifty Cents ($2.5US) for each unit sold from sales made of the invention (the “TruckDeck”) described in the Patent by Buyer. Payment of said commissions shall be made for all sales made over a period of five (5) years (Commission Period) from date hereof. Following the Commission Period, Buyer and Seller agree to renegotiate the commission amount. If no agreement can be made by and between Buyer and Seller, then Buyer and Seller agree to extend the Commission Period for one (1) additional year beyond the original Commission Period. At the conclusion of this extension, any and all commissions will terminate. Payment of the aforesaid commissions shall be paid within thirty (30) days after each quarter-annual period, based upon net monies received from sales during said quarter-annual period. Seller shall provide Buyer with quarterly reports stating how the volume of units was arrived at and listing all such sales, and Seller shall have the right, at its expense, to audit such reports, at times and places convenient to Buyer.

3.   TERMS OF PAYMENT

3.1 The purchase price for the undertaking and assets agreed to be bought and sold shall be paid by certified check on closing. and shares of Ameri Metro

4. CONDITIONS, REPRESENTATIONS AND WARRANTIES

4.1 In addition to anything else in this agreement, the following are conditions of completing this agreement in favor of the Purchaser:

 a) That the Purchaser obtain financing on terms satisfactory to it to complete the purchase;

 b) That the Purchaser obtain all the permits and licenses required for it to carry on the business;

 c) That Seller’s board of directors has duly authorized the execution of this agreement.

4.2 The following representations and warranties are made and given by the Seller to the Purchaser and expressly survive the closing of this agreement. The representations are true as of the date of this agreement and will be true as of the date of closing when they shall continue as warranties according to their terms. At the option of the Purchaser, the representations and warranties may be treated as conditions of the closing of this agreement in favor of the Purchaser. However, the closing of this agreement shall not operate as a waiver or otherwise result in a merger to deprive the Purchaser of the right to sue the Seller for breach of warranty in respect of any matter warranted, whether or not ascertained by the Purchaser prior to closing:

 a) The Seller is a resident of the United State of America (USA) within the meaning of the Income Tax Act of the USA

 b) The Seller owns and has the right to sell the assets listed above;

 c) The assets agreed to be bought and sold are sold free and clear of all liens, encumbrances and charges;

 e) Until the closing date of this agreement, Seller shall not, without the written consent of Purchaser, dispose of or encumber any of the ordinary course of Seller’s business. The undertaking and assets agreed to be bought and sold will not be adversely affected in any material respect in any way, and Seller will not do anything before or after closing to prejudice the goodwill;

 f) The financial statements for the business produced by the Seller are fair and accurate, and prepared in accordance with generally accepted accounting principles.

 h) The Seller has made full and fair disclosure in all material respects of any matter that could reasonably be expected to affect the Purchaser’s decision to purchase the undertaking and assets agreed to be brought and sold on the terms set out this agreement;

 i) The Seller will execute such assignments, consents, clearances or assurances after closing, prepared at the Purchaser’s expense, as the Purchaser considers necessary or desirable to assure the Purchaser of the proper and effective completion of this agreement.

 j) Seller agrees to disclose to Purchaser not later than 30 days after the closing date, all trade secrets, customer lists, and technical information held or controlled by Seller and relating to the business sold here under.

5. RISK

5.1 The risk of loss or damage to the undertaking and assets agreed to be bought and sold remains with the Seller until closing.

6. SALES TAXES

6.1 The Purchaser shall pay any and all sales taxes payable in respect of the purchase and sale of assets pursuant to this agreement.

6.2 The Seller shall pay all sales taxes payable or collectible in connection with carrying on the business up to closing and obtain and supply the Purchaser with satisfactory proof of payment within a reasonable time of closing.

7.  NON-COMPETITION

7.1 The Seller covenants with the Purchaser that, in consideration of the closing of this agreement, the Seller will not operate a automotive aftermarket business or in any way aid and assist any other person to operate such a business in the USA for a period of fifteen (15) year from the date of closing.

8. BULK SALES

8.1 This agreement shall be completed and the Seller agrees to comply with any applicable laws governing the sale in bulk of the stock in trade or of any of the other assets pursuant to this agreement.

9. CLOSING DOCUMENTS

9.1 The Seller shall deliver to the Purchaser, in registrable from where applicable, the following closing documents (the “closing documents”), prepared or obtained at the Seller’s expense, on or before closing:

 a) Duplicate, properly executed Bills of Sale of the equipment, stock in trade and parts and supplies together with evidence satisfactory to the Purchaser that the sale complies with any laws governing the sale in bulk of the stock in trade or of the sale of any of the other assets pursuant to this agreement;

 b) A statutory declaration that the Seller is a resident of the USA within the meaning of the income Tax Act of the USA as of the date of closing;

 c) All records and financial data, including but not limited to any lists of customers and suppliers, relevant to the continuation of the business by the Purchaser;

 d) A duly executed notice in proper form revoking any registration of the style of the Business under any business name registration law;

 e) Such other assignments, consents, clearances or assurances as the Purchaser reasonably completion of this agreement.

10. CLOSING DATE

10.1 The purchase and sale in this agreement shall close within 90 days following the effective date of Ameri Metro, Inc. public trading.

11. MISCELLANEOUS

11.1 In this agreement, the singular includes the plural and the masculine includes the feminine and neuter and vice versa unless the context otherwise requires.

11.2 The capitalized headings in this agreement are only for convenience of reference and do not form part of or affected the interpretation of this agreement.

11.3 If any provision or part of any provision in this agreement is void for any reason, it shall be severed without affecting the validity of the balance of the agreement.

11.4 Time is of the essence of this agreement.

11.5 There are no representations, warranties, conditions, terms or collateral contracts affecting the transaction contemplated in this agreement except as set out in this agreement.

11.6 This agreement binds and benefits the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

11.7This agreement is governed by the laws of the State of Colorado.

12. ACCEPTANCE

12.1 This agreement executed on behalf of the Purchaser constitutes an offer to Purchase which can only be accepted by the Seller by return of at least one originally accepted copy of agreement to the Purchaser on or before June 25st 2010 failing to do so will constitute that this offer to becomes null and void. If this offer becomes null and void  or is validly  revoked before acceptance of this agreement is not completed by the Purchaser for any valid reason, any deposit tendered with it on behalf of the Purchaser shall be returned without penalty or interest.

Executed under seal on this _________day of June 2010

Signed, Sealed and Delivered in the Presence of:

SELLER	PURCHASER

Authorized Signature	Authorized Signature

Print Name and Title	Print Name and Title

David B. Martin	Shah Mathias

President/CEO	CEO